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                                                                   (Exhibit 11)
                          INTERNATIONAL PAPER COMPANY
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                                  (Unaudited)
                    (In millions, except per-share amounts)

                                                       Three Months Ended
                                                            March 31,
                                                     -----------------------
                                                       1996           1995
                                                     --------       --------
Net earnings                                          $   98        $  246

Debenture interest savings, net of taxes, assuming
  conversion of convertible subordinated debentures                      2
                                                       -----         -----
Primary net earnings                                      98           248

Reduction in minority interest expense, net of taxes,
  assuming conversion of preferred securities of
  subsidiary                                               3
                                                       -----         -----

Fully diluted net earnings                            $  101        $  248
                                                       =====         =====

Earnings per common share                             $ 0.36        $ 0.97
                                                       =====         =====

Primary earnings per share                            $ 0.36        $ 0.96
                                                       =====         =====

Fully diluted earnings per share                      $ 0.36        $ 0.96
                                                       =====         =====

PRIMARY SHARES

Average shares outstanding                             268.9         252.8

Shares assumed to be repurchased using long-term
  incentive plan deferred compensation at
  average market price                                  (0.8)         (0.6)

Shares assumed to be issued upon exercise of
  stock options, net of treasury buyback at
  average market price                                   2.0           0.9

Shares assumed to be issued upon conversion of
  convertible subordinated debentures                                  5.8
                                                       -----         -----

Primary shares                                         270.1         258.9
                                                       =====         =====


FULLY DILUTED SHARES

Average shares outstanding                             268.9         252.8

Shares assumed to be repurchased using long-term
  incentive plan deferred compensation at
  period-end market price (if higher than average
  market price)                                         (0.7)         (0.6)

Shares assumed to be issued upon exercise of
  stock options, net of treasury buyback at
  period-end market price (if higher than average
  market price)                                          2.1           0.9

Shares assumed to be issued upon conversion of
  preferred securities of subsidiary                     8.3

Shares assumed to be issued upon conversion of
  convertible subordinated debentures                                  5.9
                                                       -----         -----

Fully diluted shares                                   278.6         258.9
                                                       =====         =====


Note: The Company reports earnings per common share as the effect of dilutive securities is less than 3%.

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